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American Enterprise Variable Annuity Account
Registration Number 33-54471/811-7195

EXHIBIT INDEX

Exhibit 1.2 Resolution of the Executive Committee of the Board of Directors of American Enterprise Life establishing the ten additional subaccounts within the separate account dated Aug. 21, 1997.